AMENDMENT TO THE
FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this 27th day of April, 2010, to the Fund Sub-Administration Servicing Agreement dated as of October 1, 2006, as amended March 22, 2007 (the “Agreement”) is entered into by and between Empiric Advisors, Inc., a Texas corporation, (the "Company"), as advisor for Empiric Funds, Inc. and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Corporation and USBFS desire to amend the fee schedule of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

EMPIRIC FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: _________________________	By: _________________________

Name: ______________________	Name: Michael R. McVoy

Title: ______________________	Title: Executive Vice President

Amended Exhibit B to the Sub-Administration Servicing Agreement – Empiric Funds, Inc.

FUND SUB-ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE effective 04/01/2010

Domestic Funds
Annual Fee Based Upon Market Value Per Fund*
♦ _____ basis points on the first $_____ million
♦ _____ basis points on the next $_____ million
♦ _____ basis points on the balance
♦ Minimum annual fee:  $_____ per fund
♦

Multiple Classes – Add the following for each class beyond the first class:
• $_____ per class minimum
• Class C annual minimum will be reduced to $10,000 for one year beginning April 1, 2010.

SEC 15c Reporting
• $_____ per fund per report
• $_____ for each additional class

Plus Out-Of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.